Exhibit 99.1

Iridex Reports Second Quarter 2023 Financial Results

MOUNTAIN VIEW, Calif., August 10, 2023 -- Iridex Corporation (Nasdaq: IRIX), a provider of innovative ophthalmic laser-based medical products for the treatment of glaucoma and retinal diseases, today reported financial results for the second quarter ended July 1, 2023.

Second Quarter 2023 Highlights

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Generated total revenue of $12.9 million, a decrease of 7% year-over-year
•
Cyclo G6® product family revenue of $3.7 million increased 5% year-over-year
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41 Cyclo G6 Glaucoma Laser Systems sold, compared to 48 in the prior year period
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15,500 Cyclo G6 probes sold representing a 9% revenue increase and 4% unit increase year-over-year
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Retina product revenue was $6.9 million, a decrease of 9% year-over-year
•
16 posters presented at the World Glaucoma Congress demonstrate rising clinical interest in MicroPulse® Transcleral Laser Therapy and the Cyclo G6 product family
•
Cash and cash equivalents totaled approximately $9.8 million as of July 1, 2023

“Our second quarter results reflect continued modest glaucoma business growth offset by declines in surgical and medical retina systems and lower royalty revenue. Softer capital equipment shipments reflected elongated purchasing cycles that led to the decline in the retina business in the quarter, but we expect capital demand to stabilize during the second half of the year,” said David Bruce, Iridex President and CEO. “While our initiatives to accelerate G6 probe utilization are taking longer to gain traction, we remain confident we are building the foundation for long-term adoption in the large population of moderate stage glaucoma patients. We are making progress with Sweep Management software system upgrades, increasing awareness of the effective dosing guidance that enables consistent clinical outcomes, and advancing toward a planned large multicenter prospective trial to further validate the safety and effectiveness of MPTLT. We believe these initiatives coupled with increasing positive proof of efficacy and safety, such as those presented at this year’s World Glaucoma Congress, will increase our future growth rate.”

Second Quarter 2023 Financial Results

Revenue for the three months ended July 1, 2023 was $12.9 million compared to $13.8 million during the same period of the prior year. Total product revenue from the Cyclo G6 glaucoma product group was $3.7 million, an increase of 5% compared to the second quarter of 2022. Retina product revenue decreased 9% compared to the prior year period to $6.9 million, primarily driven by softness in capital equipment demand. Other revenue, decreased $0.4 million compared to the prior year period to $2.3 million in the second quarter of 2023, primarily driven by the lower royalties due to expiration of licensed patents.

Gross profit for the second quarter of 2023 was $5.4 million or a 41.7% gross margin, a decrease compared to $6.3 million, or a 45.6% gross margin, in the same period of the prior year, primarily driven by lower revenues, with margins reduced by production overhead absorbed by less revenue.

Operating expenses for the second quarter of 2023 decreased to $8.3 million for the second quarter of 2023 compared to $8.4 million in the same period of the prior year. The Company implemented cost savings measures, including a reduction in headcount which resulted in separation costs of approximately $200 thousand during the quarter, to streamline operations and extend operating runway.

Net loss for the second quarter of 2023 was $2.8 million, or $0.17 per share, compared to a net loss of $2.2 million, or $0.14 per share, in the same period of the prior year.

Cash and cash equivalents totaled $9.8 million as of July 1, 2023. Cash use of $1.2 million in the second quarter declined compared to $2.9 million in the first quarter of 2023.

Guidance for Full Year 2023

With lower than expected probe unit sales growth and capital equipment softness in the first half of the year , the Company is updating its full year 2023 expectations as follows: Cyclo G6 probe sales of 61,000 to 63,000 units representing approximately 1% to 5% growth over 2022 and Cyclo G6 systems installed base expansion of 210 to 230 systems. Total revenue for the full year is expected to be $55 million to $57 million, representing flat to 3% growth year-over-year, after adjusting for approximately $1.5 million reduction in royalty revenue. The updated financial outlook reflects stabilization in capital equipment demand and a more gradual G6 probe utilization ramp.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and recorded webcast on the “Event Calendar” page of the “Investors” section of the Company’s website at www.iridex.com.

About Iridex

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning clinical expectations and commercial momentum, market adoption and expansion, demand for and utilization of the Company's products, financial guidance and results and expected sales volumes. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2023 . Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Philip Taylor

Gilmartin Group

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2023	2022	2023	2022

Total revenues	$12,855	$13,755	$26,561	$27,142
Cost of revenues	7,492	7,488	15,260	14,898
Gross profit	5,363	6,267	11,301	12,244

Operating expenses:
Research and development	1,845	1,922	3,594	4,038
Sales and marketing	4,264	4,607	8,547	8,907
General and administrative	2,148	1,898	4,398	3,736
Total operating expenses	8,257	8,427	16,539	16,681

Loss from operations	(2,894)	(2,160)	(5,238)	(4,437)
Other income (expense), net	138	(64)	404	(158)
Loss from operations before provision for income taxes	(2,756)	(2,224)	(4,834)	(4,595)
Provision for income taxes	10	17	22	37
Net loss	$(2,766)	$(2,241)	$(4,856)	$(4,632)

Net loss per share:
Basic	$(0.17)	$(0.14)	$(0.30)	$(0.29)
Diluted	$(0.17)	$(0.14)	$(0.30)	$(0.29)

Weighted average shares used in computing net loss per share:
Basic	16,036	15,894	16,018	15,888
Diluted	16,036	15,894	16,018	15,888

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	July 1,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$9,821	$13,922
Accounts receivable, net	8,799	9,768
Inventories	11,129	10,608
Prepaid expenses and other current assets	1,216	1,468
Total current assets	30,965	35,766
Property and equipment, net	397	462
Intangible assets, net	1,810	1,977
Goodwill	965	965
Operating lease right-of-use assets, net	1,138	1,665
Other long-term assets	1,664	1,455
Total assets	$36,939	$42,290

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,278	$3,873
Accrued compensation	2,163	2,448
Accrued expenses	1,395	1,548
Other current liabilities	825	968
Accrued warranty	215	168
Deferred revenue	2,310	2,411
Operating lease liabilities	1,049	1,037
Total current liabilities	12,235	12,453

Long-term liabilities:
Accrued warranty	138	106
Deferred revenue	10,881	11,742
Operating lease liabilities	210	732
Other long-term liabilities	25	26
Total liabilities	23,489	25,059

Stockholders' equity:
Common stock	171	169
Additional paid-in capital	87,647	86,802
Accumulated other comprehensive loss	(40)	(24)
Accumulated deficit	(74,328)	(69,716)
Total stockholders' equity	13,450	17,231
Total liabilities and stockholders' equity	$36,939	$42,290